Execution Copy
Without Prejudice & Subject to Contract
Exhibit 10.2
EMPLOYMENT AGREEMENT
    This Employment Agreement (this “Agreement”), dated as of March 3, 2025, is made and entered into by Indivior Inc. (the “Company”) and Joseph Ciaffoni (“Executive”).
    In consideration of the mutual promises set forth below and other good and valuable consideration, the receipt and sufficiency of which the parties acknowledge, the Company and Executive agree as follows:
1.Employment and Term. The Company hereby employs Executive and Executive hereby accepts employment on the terms and conditions set forth in this Agreement. Executive’s employment hereunder shall begin on a date to be agreed between the parties that is no later than August 1, 2025 conditional upon the shareholders of Indivior (as defined in Section 2.1) approving a revised Remuneration Policy (as defined in Section 3.9) that is consistent with the terms of this Agreement prior to that date (the “Effective Date”) and shall continue until terminated earlier in accordance with Section 5 (Termination of Employment) (such period of employment, the “Term”). Executive’s employment shall be “at-will” at all times, subject to the terms and conditions hereunder.
2.Position, Duties, and Performance.
2.1Position. Executive shall serve as the Chief Executive Officer (“CEO”) of Indivior plc, the parent of the Company (“Indivior”), and its subsidiaries (collectively, the “Group Companies”) and have such responsibilities and authority customary for such position. Executive shall report directly to the Board of Directors of Indivior (the “Board of Directors”).
2.2Place of Work. Executive’s primary workplace shall be a hybrid location arrangement with on average three days per week at the Company’s offices in Richmond, Virginia and the balance at a remote office of his choosing. Executive understands that Executive’s duties will require periodic travel, which may be substantial at times.
2.3Performance. Executive shall devote substantially all of Executive’s working time and use Executive’s best efforts, knowledge and experience to perform successfully Executive’s duties and advance the interests of the Company and its affiliates. Executive shall perform Executive’s duties in compliance with this Agreement and all applicable laws and Company policies and practices, including completing and/or signing all required Company certifications and/or training.

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2.4Other Activities. During the Term, without the prior written consent of the Company, the Executive shall not (i) render services of a business, professional, or commercial nature to any other person or entity, or (ii) engage, directly or indirectly, in any other business activity (whether or not for compensation) that might interfere with Executive’s duties hereunder, create a conflict with the Company or any of its affiliates, or violate the Non-Competition Agreement (as defined below). Executive shall be permitted to engage in civic, charitable, or community services, and subject to prior approval of the Board of Directors, may be permitted to take on one outside board role, in each case subject to Executive’s obligations hereunder, including under the Non-Competition Agreement. To the extent that this Section 2.4 conflicts with Company policy, this Agreement shall control.
2.5Directorship. Executive will, subject to any necessary shareholder approvals, serve on the Board of Directors as a director of Indivior without additional compensation and, if requested by Indivior or the Board of Directors, will hold office as a director of any affiliates of Indivior without additional compensation. Executive must resign immediately from any such office without a claim for compensation upon the request of the Company or its Board of Directors, upon the commencement of a period of garden leave, or upon termination of employment for any reason.
2.6No Conflicts. Executive represents and warrants that Executive’s execution of this Agreement, employment with the Company, and performance of Executive’s duties hereunder will not violate any obligations Executive may have to any other person, entity, or prior employer, including any obligations with respect to proprietary or confidential information of any other person or entity.
3.Compensation and Benefits.
3.1Base Salary. Executive’s annual base salary for all services rendered hereunder shall be $1,050,000 (the “Base Salary”), payable in accordance with the Company’s policies, procedures and practices as in effect from time to time. The Base Salary may be increased at the sole and absolute discretion of the Board of Directors of the Company (or a duly authorized committee) during the Term.
3.2Bonus. Executive shall be eligible for an annual cash bonus targeted at 100% of the Base Salary, up to a maximum of 200% of the Base Salary (an “Annual Bonus”). The actual amount of any Annual Bonus will be determined by the Company based on the

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achievement of individual and Company goals established by the Company at the beginning of each calendar year. Any Annual Bonus will be paid by March 15 of the following calendar year. Except as set forth in Section 6.2 (Severance Upon Termination without Cause or for Good Reason) or Section 6.3 (Bonus Upon Death or Disability), Executive must be employed with the Company on the date the bonus is paid in order to be eligible to receive an Annual Bonus. Eligibility for and payment of an Annual Bonus shall be subject to all terms and conditions as the Company may set forth from time to time in any written policy or plan, including any policy or plan governing bonuses or incentive compensation of any type, which shall be made available to Executive.
3.3Vacation. Executive shall be entitled to 25 days of paid vacation per calendar year (pro-rated for the first year of employment) subject to the terms and conditions of the Company vacation policy. In the event of a conflict between the Company vacation policy and this Agreement the terms of this Agreement shall apply. Unused vacation days for a year may be rolled over and used by Executive before March 30th of the following year. Any accrued but unused vacation days at the time of Executive’s termination of employment shall be paid to Executive. Any vacation shall be taken at the reasonable and mutual convenience of the Company and Executive.
3.4Business Expenses. Executive shall be reimbursed for all reasonable and necessary business expenses actually incurred by Executive in performing services under this Agreement in accordance with the applicable Company policies and practices as in effect from time to time. Any taxable reimbursement due under the terms of this Agreement shall be paid no later than December 31 of the year after the year in which the expense is incurred and shall comply with Treas. Reg. § 1.409A-3(i)(1)(iv). The Company may provide Executive use of a corporate credit card for business expenses. Executive may not use any Company-issued corporate credit cards for personal expenses. Any personal expenses charged to a Company-issued corporate credit card must be paid by Executive prior to the date of Executive’s employment termination. Executive shall pay the Company’s reasonable costs and expenses, including attorneys’ fees, that the Company incurs to enforce Executive’s obligations under this Section 3.4. The Company will reimburse Executive up to $15,000 for the attorney’s fees incurred by him in connection with his review and negotiation of this Agreement and documents referenced herein, with payment directed to the law firm engaged by Executive following the Company’s receipt of an invoice reflecting the amount due.

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3.5Long Term Incentive Plan.
(a)The Company will offer Executive a Long Term Incentive Plan (“LTIP”) opportunity to become a shareholder in Indivior and share in its financial success. The regular LTIP awards shall be granted with respect to shares of Indivior (“Shares”) in the amounts as follows:
(i)2025 LTIP Award: Executive shall not receive a regular LTIP award for 2025. The On-Hire Award (as described in Section 3.7) shall be in lieu of such annual award.
(ii)2026 LTIP Award: Executive’s annual award for 2026 shall have an on-target grant-date value of 400% of the Base Salary as in effect on the date of grant.
(iii)2027 LTIP Award: Executive’s annual award shall have an on-target grant-date value of 700% of the Base Salary as in effect on the date of grant.
(iv)2028 LTIP Award and all subsequent years: Executive will be eligible to participate in the LTIP program and the amount of the LTIP Award will be determined by the Board of Directors. The Company agrees that the on-target grant-date value of the 2028 LTIP Award and all subsequent years shall not be less than 700% of the Base Salary as in effect on the date of grant.
The terms and conditions of the 2026 LTIP, 2027 LTIP and subsequent year awards, including the Shares issuable thereunder, shall be approved by the Board of Directors or a duly authorized committee in its sole and absolute discretion. The 2026 LTIP and 2027 LTIP awards will each consist of 70% Performance Stock Units (“PSUs”) that will vest over a three year period subject to Company and Share price performance targets and competitive benchmarking established by the Board of Directors or a duly authorized committee, subject to Executive’s continued employment with the Company through the vesting date (except as provided in Section 6), and 30% Restricted Stock Units (“RSUs”) vesting ratably over three years from the grant date subject to Executive’s continued employment with the Company through the respective vesting dates (except as provided in Section 6).
3.6Other Benefits. The Executive will be eligible to participate in all employee benefit plans, practices, and programs maintained or participated in by the Company and made available to similarly situated employees generally, which may include retirement, profit sharing, savings, health, hospitalization, disability, dental, life or travel accident insurance benefit plans, and sick leave, in accordance with the terms of such plans, practices, and programs as in effect from time to

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time. The Executive will not be eligible to participate in a benefit plan, practice or program where a similar benefit is provided in this Agreement.
3.7On-Hire Award.
(a)Within 30 days following the Effective Date (or if the Company is not in an open period in that window, at the next open period), the Company will grant Executive an equity award in the form of PSUs with a grant-date value of 12 times the initial Base Salary, subject to a cap of 1.575 million Shares, and RSUs with a grant-date value of four times the initial Base Salary subject to a cap of 525,000 shares (“On-Hire Award”). The grant-date values shall be calculated using the volume-weighted average price (“VWAP”) for the 30-day period prior to the Effective Date. The RSUs granted as part of the On-Hire Award shall cliff-vest on the third anniversary of the Effective Date subject to Executive’s continued employment with the Company through the vesting date (except as provided in Section 6). The PSUs granted as part of the On-Hire Award shall not be capable of vesting in the period of 12 months from the Effective Date (except in connection with a Change of Control) and thereafter shall vest in accordance with achievement of the VWAP Condition, subject to Executive’s continued employment with the Company on the date(s) that the VWAP Condition is met (except as provided in Section 6). Subject to the sale or withholding of any vested Shares to satisfy applicable tax obligations, Executive may not sell, transfer, assign, pledge, charge or otherwise dispose of any vested Shares received with respect to the PSUs for a period of 12 months following the respective vesting date.
(i)“Share Price” means the closing trading price per Share as reported by the Nasdaq Stock Market (or other market on which the shares are primarily traded).
(ii)“VWAP Condition” means the achievement of the applicable VWAP during any period of thirty (30) consecutive trading days following the one year anniversary of the Effective Date (or on the date of a Change of Control (as defined in Section 6.2(f))) and prior to the fifth anniversary of the Effective Date as set forth in the table below; provided that, in the event of a Change of Control, the per-Share price consideration received by the Company’s shareholders in such Change in Control shall be used in lieu of the VWAP to determine the achievement of the VWAP Condition as of the date of the Change in Control and any Shares that do not vest upon such Change in Control shall lapse and be forfeited:

VWAP	Percentage of PSUs to Vest
$15.00	30%

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$20.00	20%
$25.00	20%
$30.00	15%
$35.00	15%

If a VWAP is achieved on a vesting date, there shall be no further vesting in respect of that VWAP on any subsequent vesting date. In the event of a Change of Control (as defined in Section 6.2(f)) including (without limitation) any Change of Control that occurs during the twelve-month period immediately following the Effective Date, where the Share Price is between the values set forth in the table, the percentages of PSUs eligible to vest will be determined by linear interpolation (rounded down to the nearest whole share) between such two VWAP targets.
3.8Accommodation, Travel and Car. The Company will provide, pay for or reimburse Executive for suitable accommodation near the Company’s headquarters in Virginia when he is required for business purposes to be in such location, a company car and reasonably incurred travel expenses between Executive’s remote office and the Company’s headquarters for the Term. Where the Company provides accommodation or a company car, Company shall have sole responsibility for the maintenance, operation, insurance and costs associated with such accommodation and car. The Company shall be responsible for any federal, state, and local income or employment taxes, if any, arising in connection with the accommodation, car and travel and any consequential taxable reimbursement shall be paid no later than December 31 of the calendar year after the calendar year in which Executive remits the taxes. The provision of accommodation, car and travel support and any tax thereon shall be subject to a maximum annual cost to the Company to be determined by the Board of Directors (or a duly authorized committee) from time to time based on actual anticipated expenses.

3.9Remuneration Policy. Notwithstanding any other provision of this Agreement, Executive acknowledges and agrees that the payment of any amount or provision of any benefit to him is conditional upon such payment or provision being consistent with the directors’ remuneration policy of the Company most recently approved by shareholders in accordance with section 439A of the Companies Act 2006 (“Remuneration Policy”). Any provision of this Agreement that is not consistent with the Remuneration Policy shall be void and the Executive

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shall have no entitlement to compensation or damages in respect of any loss suffered in consequence thereof.
4.Confidentiality, Proprietary Rights and Non-Competition Agreement. As part of the consideration for the compensation and benefits to be paid to Executive hereunder, and as additional incentive for the Company to enter into this Agreement, Executive agrees to execute and to abide by the Confidentiality, Proprietary Rights and Non-Competition Agreement (the “Non-Competition Agreement”) attached hereto as Exhibit A, which Non-Competition Agreement shall also commence on the Effective Date.
5.Termination of Employment. Executive’s employment may be terminated in accordance with the provisions of this Section 5.
5.1Termination by the Company. The Company may terminate Executive’s employment immediately at any time, with or without Cause, by written notice to Executive. “Cause” means a reasonable and good faith determination by the Company that:
(a)the Executive’s gross negligence or willful insubordination or a material breach of the Company’s policies and procedures (other than such policies set for in Section 5.1(b) below), which failure is not cured, if capable of being cured, within thirty (30) days after a written demand for cure is received by the Executive from the Company which specifically identifies the manner in which the Company believes the Executive has violated the provisions of this subsection;
(b)the Executive has materially breached the Company’s Code of Conduct, its Equal Opportunity and Anti-Harassment policies, or compliance policies (including the Code of Business Conduct, the Anti-Bribery Policy, the Competition Law Compliance Manual and the Global Policy on Healthcare Business Ethics);
(c)the Executive has been indicted for, convicted of, or entered a plea of guilty or nolo contendere to, a felony or any other crime involving fraud, dishonesty, theft, breach of trust or moral turpitude;
(d)the Executive has willfully engaged in conduct which results in, or could reasonably be expected to result in, material injury to the Company’s financial condition, reputation, or ability to do business;
(e)the Executive has materially breached this Agreement, the Non-Competition Agreement, or any other agreement with the Company, which breach is not cured, if capable of being cured, within thirty (30) days after a written demand for cure is received by the Executive from the Company which specifically identifies the manner in which the Company believes the Executive has breached the agreement at issue;

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(f)the Executive has violated state, United States federal or United Kingdom securities laws or regulations; or
(g)the Executive has willfully failed to cooperate with a bona fide internal investigation or an investigation by regulatory or law enforcement authorities, after being instructed by the Company to cooperate, willfully destroyed or failed to preserve documents or other materials relevant to such investigation, or willfully induced others to fail to cooperate or to produce documents or other materials in connection with such investigation.
5.2Termination by Executive without Good Reason. Executive may terminate Executive’s employment with the Company at any time without Good Reason upon at least sixty (60) days’ advance written notice to the Company. During such notice period, Executive shall continue to perform all of Executive’s duties in accordance with the provisions hereunder. The Company shall have the option, at its sole discretion, to require Executive to work remotely during the notice period or make Executive’s termination effective at any time prior to the end of such notice period.
5.3Termination by Executive for Good Reason. Executive may terminate Executive’s employment for Good Reason in accordance with this Section 5.3. “Good Reason” means (a) a material diminution in the Executive’s authority, duties, or responsibilities without Executive’s consent; provided, however, that if there is Change in Control (as defined below) or other corporate restructuring, Executive shall not have Good Reason solely on account of Executive holding materially the same position in the surviving legal entity or business unit as Executive held before such Change in Control or other restructuring, even if now part of a larger company or conglomerate; (b) a reduction in the Executive’s Base Salary or a material reduction in the Executive’s on-target Annual Bonus opportunity; (c) a change by the Company in the hybrid work location arrangement, without Executive’s consent; (d) a change by the Company in the location at which the Executive is required to perform Executive’s principal duties for the Company to a new location that is more than two hundred and seventy five (275) miles from the location at which the Executive performed Executive’s principal duties for the Company immediately prior to such change and that is not in the Eastern time zone, without Executive’s consent; (e) a change by the Company in the location at which the Executive is required to perform Executive’s principal duties for the Company to a new location that is more than two hundred and seventy five (275) miles from the location at which the Executive performed Executive’s principal duties for the Company immediately prior to such change and that is in the Eastern time zone, without Executive’s consent (not to be unreasonably

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withheld); or (f) a material breach by the Company of this Agreement; provided, however, that in the case of clauses (a), (b), (c), (d), (e) or (f), (i) Executive provides written notice to the Company objecting to the existence of a condition for Good Reason within forty-five (45) days of the initial existence thereof, (ii) the Company has thirty (30) days after receipt of such notice to cure the condition for Good Reason and fails to do so, and (iii) Executive terminates Executive’s employment within thirty (30) days of the expiration of such cure period. For the avoidance of doubt, failure of the shareholders to approve the Remuneration Policy as described in Section 3.8 shall not constitute Good Reason.
5.4Termination on Account of Death or Disability. Executive’s employment will terminate automatically upon the death of Executive and the Company may terminate the Executive’s employment upon the Executive’s Disability. “Disability” shall mean a physical or mental illness, impairment, or infirmity (other than an absence from work on an approved paternity leave) which renders the Executive unable to perform the essential functions of Executive’s position, including Executive’s duties under this Agreement, with reasonable accommodation, for at least one hundred and twenty (120) consecutive days or for shorter periods aggregating one hundred and eighty (180) days during any three hundred and sixty-five (365) day period.
6.Compensation and Benefits Upon Termination.
6.1In General. Upon termination of Executive’s employment for any reason, Executive shall be entitled to receive payment of Executive’s accrued but unpaid Base Salary, vacation and any other amounts or benefits, including expenses incurred before termination and eligible for reimbursement under Section 3.4 (Business Expenses), in which Executive is entitled through the date of termination in accordance with the provisions hereunder and the employee benefit plans in which Executive participates.
6.2Severance Upon Termination without Cause or for Good Reason.
(a)If Executive’s employment is terminated by the Company without Cause or Executive terminates Executive’s employment for Good Reason, subject to the provisions of Section 6.4 (Release) and Section 6.5 (Forfeiture/Conditions), Executive shall be entitled to receive (i) Base Salary continuation for the Severance Period (as defined below), payable in accordance with the Company’s regular payroll schedule during the Severance Period and (ii) an amount equal to Executive’s target Annual Bonus for the Severance Period (using the target from

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the year of termination), payable in substantially equal installments over the Severance Period (clauses (i) and (ii) collectively, the “Severance Payments”).
(b)If Executive’s employment is terminated by the Company without Cause or Executive terminates Executive’s employment for Good Reason, subject to the provisions of Section 6.4 (Release) and Section 6.5 (Forfeiture/Conditions), Executive shall be entitled to continue participating in the Company’s health benefits for the Severance Period (the “Severance Benefits”), as follows: (i) such continued benefits shall be subject to Executive’s timely election of continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended; (ii) the Company will pay the company contribution and administrative charge and Executive shall be required to pay the active employee contribution; (iii) Executive’s right to receive further Severance Benefits shall terminate if and when Executive secures alternative health benefits from a new employer, of which Executive shall promptly notify the Company; and (iv) the Company shall be required to provide the Severance Benefits only to the extent that the Company continues offering an employee health benefits plan and the Company is not required to provide post-termination coverage to other employees to avoid a violation of applicable nondiscrimination requirements.
(c)If Executive’s employment is terminated by the Company without Cause or Executive terminates Executive’s employment for Good Reason in each case other than during the period beginning three months prior to the date of a Change in Control (as defined below) and ending 12 months following the date of a Change in Control, subject to the provisions of Section 6.4 (Release) and Section 6.5 (Forfeiture/Conditions), (i) Executive’s outstanding RSUs shall be reduced pro rata for the period from the end of the Severance Period until the originally scheduled vesting date (i.e. there will be an additional 18 months of vesting as of the date of termination), shall lapse as to the balance, and vested RSUs shall be settled within 30 days following the termination date; (ii) Executive’s outstanding PSUs that are not granted as part of the On-Hire Award shall remain subject to performance achievement targets and any other vesting conditions to be measured over the originally scheduled performance period or, if earlier, to the date 18 months following the termination date, with the number of PSUs that vest reduced pro rata at such time for the period from the end of the Severance Period until the originally scheduled vesting date (i.e. there will be an additional 18 months of vesting opportunity as of the termination date) and settled within 30 days following the date the performance achievement targets are measured, and any unvested PSUs shall lapse and be forfeited at the end of the Severance Period; and (iii) Executive’s outstanding PSUs granted as part of the On-Hire Award shall remain outstanding and shall be capable of vesting to the extent that the VWAP Condition and any other vesting conditions are achieved in the period of 18 months following the termination date (i.e. there will be an additional 18 months of vesting opportunity following the termination date). Any vested PSUs shall be settled within 30 days following the date(s) that the applicable VWAP Condition is met. Any unvested PSUs at the end of the 18-month Severance Period shall lapse and be forfeited at the end of such period.

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(d)If Executive’s employment is terminated by the Company without Cause or Executive terminates Executive’s employment for Good Reason in each case during the period beginning three months prior to the date of a Change in Control (as defined below) and ending 12 months following the date of a Change in Control, (i) Executive’s outstanding RSUs shall vest in full (i.e. without any pro rata reduction as of the termination date), and shall be settled within 30 days following the termination date; and (ii) (a) Executive’s outstanding PSUs that are not granted as part of the On-Hire Award that are subject to operational or financial metrics of the Company shall be vested as of the termination date at on-target vesting, and (b) Executive’s outstanding PSUs that are not granted as part of the On-Hire Award that are subject to conditions relating to share price or shareholder return will vest by reference to the per Share price consideration payable upon the Change of Control. All such outstanding PSUs that vest pursuant (ii) (a) and (b) shall be settled within 30 days following the termination date and any unvested PSUs shall lapse and be forfeited; provided further, however, if following a Change of Control, the Shares remain listed on a United States national securities exchange, the remaining PSUs subject to conditions relating to share price or shareholder return that have not vested as of the termination date shall remain outstanding and shall be capable of vesting to the extent the applicable share price or shareholder return condition and any other vesting conditions are achieved in the period of 24 months following the termination date (i.e. there will be an additional 24 months of vesting opportunity following the termination date). Any vested PSUs from the preceding sentence shall be settled within 30 days following the date(s) that the applicable share price or shareholder return condition or other vesting condition is met and any unvested PSUs at the end of the 24-month Severance Period shall lapse and be forfeited at the end of such period.
(e)The “Severance Period” shall be eighteen (18) months following the termination of Executive’s employment, provided however that, in the case of a termination of Executive’s employment during the period beginning three months prior to the date of a Change in Control and ending twelve (12) months following the date of a Change in Control by the Company without Cause or by Executive for Good Reason, the “Severance Period” shall be twenty-four (24) months following the termination of Executive’s employment.
(f)A “Change in Control” means, and shall occur if:
(i)the Company consummates, in a single or any series of related transactions, a merger, consolidation, share exchange or other reorganization or similar transaction with any other corporation, person, or group of affiliated persons, other than a transaction:
(1)that results in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or being converted into voting securities of the surviving entity) a majority of the combined voting power of the Company’s,

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or the surviving entity’s, as applicable, outstanding securities;
(2)whereby the persons controlling (directly or indirectly) the casting of the majority of the voting rights attaching to the Company’s voting securities immediately prior thereto continue to control the casting of the majority of the voting rights attaching to the Company’s, or the surviving entity’s, as applicable, outstanding securities after the applicable transaction; or
(3)whereby the persons exercising the direct or indirect right or power to remove directors of the Company holding a majority of the voting rights at meetings of the relevant board immediately prior thereto continue to exercise such direct or indirect right or power to remove directors of the Company (or of the surviving entity, as applicable) holding a majority of the voting rights at meetings of the relevant board after the applicable transaction;
(ii)the Company sells all or substantially all of the Company’s assets; or
(iii)Indivior consummates a transaction of the type described in clause (i) or (ii).
Notwithstanding the foregoing, a transaction shall not constitute a Change in Control if: (x) its primary purpose is to change the jurisdiction of the Company’s or Indivior’s, as applicable, jurisdiction of incorporation; or (y) its primary purpose is to create a holding company that will be owned in substantially the same proportions by the persons who held the Company’s or Indivior’s, as applicable, voting securities immediately before such transaction.
6.3Bonus Upon Death or Disability. If Executive’s employment is terminated on account of Executive’s death or Disability, Executive shall receive a pro-rata portion of the Annual Bonus Executive would have received for the year of termination based on the number of days Executive was employed from the start of the applicable calendar year until the date of termination, payable at the same time bonuses are paid to other employees.
6.4Release. Executive’s rights to the Severance Payments and the Severance Benefits are conditioned upon Executive executing and not revoking a valid release agreement in substantially the

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form attached hereto as Exhibit B (the “Release”), within the time periods set forth therein, releasing the Company and its affiliates, employees, officers and directors from any and all liability in connection with Executive’s employment or termination of employment. Any Severance Payments due for the period after termination and before the Release becomes effective shall be paid with the first payment after the Release becomes effective. If the period during which Executive has discretion to execute or revoke the Release straddles two calendar years, the Company shall make payments conditioned on the Release no earlier than January 1st of the second calendar year, regardless of which year the Release becomes effective.
6.5Forfeiture/Conditions. Executive’s rights to the Severance Payments and the Severance Benefits are conditioned on (i) Executive completing and/or signing all Company certifications as required by the Company, including the I&C Compliance Certification and (ii) Executive’s compliance with Section 9.2 and the Non-Competition Agreement, including Executive’s non-competition and non-solicitation obligations under Section 5 of the Non-Competition Agreement. In the event the Company discovers such facts or Executive fails to comply with such obligations, the Company’s obligation to pay Executive any additional Severance Payments or provide any additional Severance Benefits shall cease immediately and Executive shall promptly refund any Severance Payments and Severance Benefits previously paid by the Company. The Company’s rights under this Section 6.5 shall be full recourse and shall be in addition to its rights under Section 9.3 (Recoupment). The Company shall have the right to offset Executive’s obligations under this Section 6.5 against any amounts otherwise owed to Executive from the Company or its subsidiaries.
6.6No Additional Compensation or Benefits. Executive is not entitled to receive any compensation or benefits from the Company upon Executive’s termination except as set forth in this Agreement. Moreover, the terms and conditions afforded Executive under this Agreement are in lieu of any severance payments or benefits to which Executive otherwise might be entitled pursuant to any severance plan, policy and practice of the Company.
7.Insurance and Indemnification. The Company shall indemnify Executive as provided under the Company’s Deed Poll of Indemnity (as if Executive were an indemnifiable person under such Deed Poll) to the fullest extent permitted by applicable law. The Company shall use commercially reasonable efforts to maintain directors’ and officers’ liability insurance during the Term in amounts and on terms reasonable and customary for similarly situated

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companies, and Executive shall be covered by such insurance on the same basis as other executive officers of the Company.
8.Notices. All notices, requests, demands and other communications required or permitted to be given in writing pursuant to this Agreement shall be deemed given and received: (a) upon delivery if delivered personally; (b) on the next day after being deposited with a reliable overnight delivery service; or (c) upon receipt of an answer back confirmation, if transmitted by facsimile, addressed to the below indicated facsimile number (if any). Notice given in another manner shall be effective only if and when received by the addressee. For purposes of notice, the addresses and facsimile number (if any) of the parties shall be as follows:
If to the Company, to:        Chief of Human Resources Officer
                10710 Midlothian Turnpike, Suite #125
                Richmond, VA 23235
With a copy to:        Chief Legal Officer
                10710 Midlothian Turnpike, Suite #125
                Richmond, VA 23235
If to Executive, to the address set forth on the signature page hereto or such other address on the personnel records of the Company.
provided that: (i) each party shall have the right to change its address for notice, and the person who is to receive notice, by the giving of fifteen (15) days’ prior written notice to the other party in the manner set forth above; and (ii) notices shall be effective if given to the other party in the manner set forth above regardless of whether a copy was received by the additional addressee specified above.
9.Rights and Obligations Upon Termination.
9.1Survival. This Agreement, and all obligations of the Company and Executive hereunder, will terminate upon the termination of Executive’s employment, with the following exceptions: (a) Executive’s continuing obligations under Section 4 (Confidentiality, Proprietary Rights and Non-Competition Agreement) and the Non-Competition Agreement; (b) any amounts payable and benefits to be provided by the Company as set forth in Section 6; (c) Executive’s rights to indemnification under Section 7 (Insurance and Indemnification); and (d) the relevant provisions of Section 8 (Notices), this Section 9 (Rights and Obligations Upon Termination), Section 10 (Governing Law and Dispute Resolution), Section 11 (Withholding and Section 409A), and Section 12 (Miscellaneous Provisions).
9.2Transition. In the event of termination of Executive’s employment other than in connection with Executive’s death,

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Executive agrees to cooperate with the Company in order to ensure an orderly transfer of Executive’s duties and responsibilities.
9.3Recoupment. Notwithstanding anything in this Agreement to the contrary, any payments or benefits paid or due to Executive by the Company or any Group Company under this or any other agreement shall be subject to any recoupment or clawback policy adopted by the Company or any Group Company from time to time, and to any requirement of applicable law, obligation of the Company or any of its affiliates to any government entity, agency or regulator, or listing standard that requires the Company to recoup or clawback any such payments or benefits. The Company’s rights under this Section 9.3 shall be full recourse and shall be in addition to its rights under Section 6.5 (Forfeiture/Conditions). The Company shall have the right to offset Executive’s obligations under this Section 9.3 against any amounts otherwise owed to Executive from the Company or its affiliates (including any amounts held in escrow for Executive). The Executive further agrees to execute any such additional documents as the Company deems reasonably necessary to give effect to the foregoing.
10.Governing Law and Dispute Resolution.
10.1Governing Law. This Agreement will be governed and interpreted in accordance with the laws of the State of Delaware, without regard to or application of choice-of-law rules or principles, and without regard to the place of execution or the place of performance thereof.
10.2Venue. The parties agree that any legal proceeding, commenced by one party against the other, shall be brought in any state or federal court having proper jurisdiction within the State of Delaware. Both parties submit to such jurisdiction, and waive any objection to venue and/or claim of inconvenient forum.
10.3Equitable Relief; Rights and Remedies. Nothing in this Agreement shall limit the rights of the Company to seek equitable relief in the event of a breach or threatened breach of the Non-Competition Agreement. No right, power or remedy conferred upon a party in this Agreement shall be exclusive, and each such right, power and remedy shall be cumulative and in addition to every other right, power, or remedy, whether conferred in this Agreement, the Non-Competition Agreement, or any other agreement, or now or hereafter available at law or in equity or by statute or otherwise.

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11.Withholding and Section 409A.
11.1Withholding. All amounts paid under this Agreement shall be paid less all applicable tax withholdings and any other withholdings required by law or authorized by Executive.
11.2Section 409A. The parties intend that the provisions of this Agreement comply with or be exempt from Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations thereunder (collectively, “Section 409A”) and all provisions of this Agreement shall be construed in a manner consistent with the requirements for avoiding taxes or penalties under Section 409A. Notwithstanding the foregoing, nothing in this Agreement shall be interpreted or construed to transfer any liability for any tax (including a tax or penalty due as a result of a failure to comply with Section 409A) from Executive to the Company or to any other individual or entity. A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits upon or following a termination of employment unless such termination also constitutes a “Separation from Service” within the meaning of Section 409A and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment,” “separation from service” or like terms shall mean Separation from Service. Each installment payment required under this Agreement shall be considered a separate payment for purposes of Section 409A. If, upon separation from service, the Executive is a “specified employee” within the meaning of Section 409A, any payment under this Agreement that is subject to Section 409A and would otherwise be paid within six months after the Executive’s separation from service will instead be paid in the seventh month following the Executive’s separation from service (to the extent required by Section 409A(a)(2)(B)(i)). Any taxable reimbursement due under the terms of this Agreement shall be paid no later than December 31 of the year after the year in which the expense is incurred and shall comply with Treas. Reg. § 1.409A-3(i)(1)(iv).
12.Miscellaneous Provisions.
12.1Severability. In the event that any provision of this Agreement is found by a court, arbitrator or other tribunal having competent jurisdiction to be illegal, invalid or unenforceable, then such provision shall not be voided, but shall be recast so as to be enforced to the maximum extent permissible under applicable law while taking into account the original intent and effect of the provision, and the remainder

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of this Agreement shall remain in full force and effect. Any prohibition or unenforceability of any provision of this Agreement in any jurisdiction shall not invalidate or render unenforceable such provisions in any other jurisdiction.
12.2Parties Bound. The terms, provisions, covenants and agreements contained in this Agreement shall apply to, be binding upon and inure to the benefit of the parties and their respective heirs, legal representatives, successors and assigns. The Company may assign this Agreement to its successors or affiliates, as in existence from time to time. Executive may not assign this Agreement. If this Agreement is assigned to another Group Company, or any other assignee, in connection with the transfer of the Executive’s employment to such member or other assignee, to the extent appropriate and on a going forward basis, references to “Company” shall be deemed replaced with references to such new employer. Executive understands and agrees that the terms of this Agreement will continue to apply to and bind Executive even if Executive is transferred at some time from Company or any of its affiliates or subsidiaries to another of Company or any of its affiliates or subsidiaries. The Executive acknowledges further that Company’s affiliates, including the other Group Companies and any other permitted assignees, are intended beneficiaries of this Agreement.
12.3Entire Agreement. This Agreement, together with the Non-Competition Agreement, supersede all prior understandings and agreements, oral or written, between the parties with respect to the subject matter of this Agreement and constitute the sole agreement between the parties with respect to the subject matter hereof. Each party acknowledges that no representations, inducements, promises or agreements, oral or written, have been made by any party or by anyone acting on behalf of any party, which are not embodied in this Agreement or the Non-Competition Agreement.
12.4Amendments; Waiver. This Agreement may not be modified, amended, or terminated except by an instrument in writing, signed by Executive and the Company. By an instrument in writing similarly executed, Executive or the Company may waive compliance by the other party with any specifically identified provision of this Agreement that such other party was or is obligated to comply with or perform; provided, however, that such waiver shall not operate as a waiver of, or estoppel with respect to, any other or subsequent failure. No failure to exercise and no delay in exercising any right, remedy, or power hereunder preclude any other or further exercise of any other right, remedy, or power provided herein or by law or in equity.

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12.5Construction. This Agreement shall be deemed drafted equally by both the Company and Executive. The headings in this Agreement are only for convenience and are not intended to affect construction or interpretation. Any references to paragraphs, subparagraphs, sections or subsections are to those parts of this Agreement, unless the context clearly indicates to the contrary. Unless the context clearly indicates to the contrary, (i) the plural includes the singular and the singular includes the plural; (ii) “includes” and “including” are each “without limitation”; (iii) “herein,” “hereof,” “hereunder” and other similar compounds of the word “here” refer to the entire Agreement and not to any particular paragraph, subparagraph, section or subsection; and (vi) all pronouns and any variations thereof shall be deemed to refer to the masculine, feminine, neuter, singular or plural as the identity of the entities or persons referred to may require.
12.6Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same Agreement. Signatures delivered by facsimile or electronically shall be deemed effective for all purposes.
IN WITNESS WHEREOF, the parties have entered into this Employment Agreement on the date first written above.
EXECUTIVE
/s/ Joseph Ciaffoni
Joseph Ciaffoni

Indivior Inc.
/s/ Jo LeCouilliard
By:    Jo LeCouilliard
Title:     Director

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EXHIBIT A
Confidentiality, Proprietary Rights and Non-Competition Agreement

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EXHIBIT B
Form of Release

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